Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Sirenza Microdevices, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-416108, 333-57896, 333-87164, and 333-106189) on Form S-8 and (No. 333-106706) on Form S-3 of Sirenza Microdevices, Inc. of our report dated August 23, 2002, except for notes 3, 13 and 14 as to which the date is October 7, 2002, with respect to the balance sheets of Vari-L Company, Inc. as of June 30, 2002 and 2001, and the related statements of operations, stockholders’ equity and cash flows for the years then ended, and the related financial statement schedule, which report appears in the Form 8-K of Sirenza Microdevices, Inc. dated January 30, 2004.

/s/  KPMG LLP

Denver, Colorado

January 30, 2004